Exhibit 99.1

JUNGLA INC.
Financial Statements
December 31, 2018
(With Report of Independent Auditors Thereon)

JUNGLA INC.

Report of Independent Auditors
The Board of Directors and Stockholders Jungla Inc.
Report on the Financial Statements
We have audited the accompanying financial statements of Jungla Inc., which comprise the balance sheet as of December 31, 2018, and the related statements of operations, stockholders’ equity and cash flows for the year then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jungla Inc. as of December 31, 2018, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matter – Going Concern
The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.
/s/ Moss Adams
Campbell, California
June 20, 2019

Jungla Inc.
Balance Sheet
As of December 31, 2018

Assets
Current assets:
Cash	$1,046,115
Prepaid expenses and other current assets	27,365
Total current assets	1,073,480
Property and equipment, net	361,272
Total assets	$1,434,752

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,934
Accrued expenses and other current liabilities	16,991
Total liabilities	31,925
Other long term liability	4,067
Total liabilities	35,992
Commitments and contingencies (Note 7)
Stockholders’ equity:
Convertible preferred stock, $0.00001 par value per share, 4,459,633 shares authorized; 4,074,251 shares issued and outstanding with a total liquidation preference of $2,995,389	2,626,146
Common stock, $0.00001 par value per share, 15,700,000 shares authorized; 8,500,000 shares issued and outstanding	85
Additional paid-in capital	414,344
Accumulated deficit	(1,641,815)
Total stockholders’ equity	1,398,760
Total liabilities and stockholders’ equity	$1,434,752

See accompanying notes to financial statements.

Jungla Inc.
Statement of Operations
For the year ended December 31, 2018

Operating Expenses:
Research and development	$413,812
Sales and marketing	24,520
General and administrative	164,092

Total operating expenses	602,424

Loss from operations	(602,424)

Other income:
Interest Income	426
Total other income	426

Net loss	$(601,998)

See accompanying notes to financial statements.

Jungla Inc.
Statement of Stockholders’ Equity
For the year ended December 31, 2018

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balances as of January 1, 2018	4,074,251	$2,626,146	8,500,000	$85	$400,792	$(1,039,817)	$1,987,206
Stock-based compensation	-	-	-	-	13,552	-	13,552
Net loss	-	-	-	-	-	(601,998)	(601,998)
Balance as of December 31, 2018	4,074,251	$2,626,146	8,500,000	85	$414,344	$(1,641,815)	$1,398,760

See accompanying notes to financial statements.

Jungla Inc.
Statement of Cash Flows
For the year ended December 31, 2018

Cash flows from operating activities:
Net loss	$(601,998)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	8,002
Stock-based compensation	13,552
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	28,229
Accounts payable	3,887
Accrued expenses and other current liabilities	5,964
Other long term liability	4,067
Net cash used in operating activities	(538,297)
Cash flows used in investing activities:
Purchase of property and equipment	(252,984)
Net cash used in investing activities	(252,984)
Net decrease in cash	(791,281)
Cash, beginning of year	1,837,396
Cash, end of year	$1,046,115

Supplemental disclosures of cash flow information:
Cash paid for taxes	$1,696

See accompanying notes to financial statements.

Jungla Inc.
Notes to Financial Statements
December 31, 2018

1.	OVERVIEW
Jungla Inc. (the Company or Jungla) is a biotechnology company delivering robust and scalable results for clinical genetic and genomic testing. Jungla aims to empower clinical genetic testing with quantitative, model-driven guidance to complement and enhance observational data. Jungla delivers robust, scalable, and auditable support with dramatically higher accuracies and increasingly mechanistic cellular and biophysical insights. The Company was incorporated in the state of Delaware in February 2016 and is headquartered in South San Francisco, CA.

2.	SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation - The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (GAAP).
Use of Estimates - The preparation of financial statements in conformity with GAAP requires the Company’ s management to make estimates, judgments, and assumptions that affect the reported amounts in the financial statements and accompanying footnotes. Such estimates include the useful lives of property and equipment, certain accrued expenses, fair value of the Company’ s common stock, fair values of stock-based awards, income taxes, and legal contingencies. These estimates and assumptions are based on the Company’s best estimates and judgment. Actual results may differ from those estimates.
Liquidity and Going Concern - Owing to significant investments in research and development that are typical of early-stage biotechnology companies, the Company has operated with negative cash flows and at a loss to date. The Company had an accumulated deficit of approximately $1.6 million, had generated a net loss of approximately $0.6 million and had negative cash flows from operations of approximately $0.5 million as of and for the year ended December 31, 2018. The Company will need to raise additional debt or equity financing to continue to fund its operations for a reasonable period of time beyond the issuance date of these financial statements. The Company expects to raise additional equity financing in order to fund operations until it can achieve positive cash flows from operations. However, there can be no assurance that such equity financing will be available on terms acceptable to the Company or at all. Management’s plans to mitigate the substantial doubt have not been fully executed and contain contingent events that are outside the control of the Company. Failure to generate sufficient revenue, reduce spending, or raise additional capital could adversely affect the Company’s ability to achieve its intended business objectives. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result, should the Company be unable to continue as a going concern.

Certain Significant Risks and Uncertainties - The Company’ s future results of operations involve a number of risks and uncertainties. Factors that could affect the Company’ s future operating results and cause actual results to vary materially from expectations include, but are not limited to, the achievement of technological milestones, market acceptance of the Company‘s product candidates, competition from other products and larger companies, protection of proprietary technology, strategic relationships, and dependence on key individuals.
Cash - Cash includes cash held in checking and savings accounts with high credit quality financial institutions.
Concentration of Credit Risk - Financial instruments that potentially subject the Company to concentration of credit risk consist of cash. The Company places its cash primarily with domestic financial institutions that are federally insured within statutory limits. The Company is exposed to credit risk in the event of default by financial institutions to the extent that cash balances are in excess of the amounts that are insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses to date.
Property and Equipment - Property and equipment are stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of three years for computer and office equipment, and machinery equipment.
Capitalized Software Development Costs - The Company capitalizes certain internal use software development costs associated with creating and enhancing internal use software. These costs include personnel and related employee benefits expenses for employees who are directly associated with and who devote time to software projects, and external direct costs of materials and services consumed in developing or obtaining the software. Software development costs that do not meet the qualification for capitalization are expensed as incurred. The Company capitalizes internal use software development costs when preliminary development efforts are successfully completed, and it is probable that the project will be completed and the software will be used as intended. Such costs will be amortized on a straight-line basis over the estimated useful life of the related asset. Costs incurred prior to meeting these criteria are expensed as incurred. Management has determined that the Company is still in the application development stage, and without commercial viability, a first customer, or any implementations. As such, no amortization of capitalized software development costs have been recorded as of December 31, 2018. Capitalized software development costs are included in property and equipment on the Company’s balance sheet.
The Company capitalized internal-use software costs of $249,708 during the year ended December 31, 2018.
Impairment of Long-Lived Assets - The Company evaluates long-lived assets for impairment on an annual basis, or whenever events or changes in circumstances indicate that the carrying amounts of its long-lived assets, including property and equipment and machinery equipment may not be recoverable. When such events or changes in circumstances occur, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through their undiscounted expected future cash flow. Impairment is recognized when the carrying amount of an asset exceeds its fair value. There were no events or changes in circumstances for the year ended December 31, 2018 that would indicate that carrying amounts of long-lived assets may not be recoverable, and therefore, the Company did not recognize any impairment charges on its long-lived assets during the year ended December 31, 2018.
Income Taxes - The Company accounts for income taxes in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 740, Accounting for Income Taxes, which requires an asset and liability approach under which deferred tax assets and liabilities arise from the temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements, as well as from net operating loss and tax credit carryforwards. Deferred tax amounts are determined by using the tax rates expected to be in effect when the taxes will actually be paid or refunds received, as provided for under currently enacted tax law. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.
ASC 740 clarifies the accounting for income taxes by presenting a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined by ASC 740 as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% of being realized upon ultimate settlement. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. If any, the Company records interest related to unrecognized tax benefits in interest expense and penalties in general and administrative expenses.
Stock-Based Compensation - The Company recognizes stock-based compensation expense for stock options and restricted stock awards to employees and nonemployees on a straight-line basis over the requisite service period of the award, which is generally equivalent to the vesting period. For all stock-based awards, the Company calculates the fair value of the award on the date of grant using the Black-Scholes option-pricing model. The estimation of stock-based awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from original estimates, such amounts are recorded as a cumulative adjustment in the period the estimates are revised.
The Company adopted Accounting Standards Update (ASU) 2018-07, Improvements to Nonemployee Share-Based Payment Accounting (ASU 2018-07) as part of these financial statements. The ASU eliminates the separate accounting model for nonemployee share-based payment awards and generally requires companies to account for share-based payment transactions with nonemployees in the same way as share-based payment transactions with employees.
Comprehensive Loss - Comprehensive loss is typically composed of two components: net loss and other comprehensive loss. Comprehensive loss refers to revenue, expenses, gains, and losses that under GAAP are recorded as an element of stockholders’ equity, but are excluded from net loss. The Company did not record any transactions within other comprehensive loss for the year ended December 31, 2018, and therefore, comprehensive loss equaled net loss. Accordingly, a separate statement of comprehensive loss has not been presented.
Research and Development- Expenditures for research and development of the Company’s technology are expensed when incurred. The types of costs included in research and development expenses include salaries, contractor fees, estimated benefits, and stock-based compensation expense.
Recently Issued Accounting Pronouncements - In February 2016, the FASB issued ASU 2016- 02, Leases, which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. The new standard establishes a right of use (ROU) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. ASU 2016-02 is effective for the Company fiscal years beginning after December 15, 2019. ASU 2016-02 mandates a modified retrospective transition method with early adoption permitted. While the Company expects the adoption of this standard to result in an increase to its reported assets and liabilities, the Company has not yet determined the full impact that the adoption of this standard will have on its financial statements and related disclosures.
In March 2016, the FASB issued ASU No. 2016-09, Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for employee share-based payment transactions, including the income tax consequences, classification of awards as equity or liabilities, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. The standard is effective for the Company’s annual reporting period beginning on January 1, 2018; the impact was not material to the financial statements.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Cash Payments, which clarifies eight specific cash flow issues in an effort to reduce diversity in practice in how certain transactions are classified within the statement of cash flows. This ASU is effective for nonpublic business entities beginning after December 15, 2018 with early adoption permitted. The Company is currently evaluating this new standard and the impact it will have on its existing accounting policies or presentation of the statement of cash flows.
In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting, which clarifies when to account for a change to the terms or conditions of a share-based payment award as a modification. Under this standard, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. The Company adopted the standard effective for the Company’s annual reporting period beginning on January 1, 2018; the impact was not material to the financial statements.
In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718). This ASU simplifies the accounting for share-based payments granted to nonemployees for goods and services. Under the ASU, most of the guidance on such payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. This ASU is effective for nonpublic business entities for annual reporting periods beginning after December 15, 2019, with early adoption permitted. The Company early adopted this standard as part of these financial statements.

3.	PROPERTY AND EQUIPMENT, NET
Property and equipment, net as of December 31, 2018, consisted of the following:

Capitalized software development	$347,126
Computer and office equipment	14,324
Machinery and equipment	10,500

Total property and equipment	371,950

Less accumulated depreciation	(10,678)

Property and equipment, net	$361,272

Depreciation expense for the year ended December 31, 2018, was $8,002.

4.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following at December 31, 2018:
Accrued salaries and related expenses	$7,853
Accrued legal expenses	1,586
Accrued credit card expenses	3,953
Accrued other	3,599
Total accrued expenses	$16,991

5.	STOCKHOLDERS’ EQUITY
The Company’s Articles of Incorporation, as amended, authorize the Company to issue two classes of stock to be designated, respectively, common and preferred stock. The total number of shares that the Company is authorized to issue is 20,159,633 shares, each with a par value of $0.00001 per share, of which 15,700,000 shares are common stock and 4,459,633 shares are preferred stock.
Common Stock and Restricted Common Stock
The holders of the Company’s common stock (Common) are entitled to one vote per share on a noncumulative basis, provided, however, that the holders of the Common are not entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of the outstanding series of the Company’s Preferred Stock (Preferred).
Holders of Common are entitled to receive dividends and, upon liquidation or dis solution, to receive the net residual assets available for distribution to stockholders after settlement of liabilities and preference payments due to holders of the Preferred. The Common shareholders voting as a class are entitled to elect two directors of the Company.
During 2016, an aggregate of 7.7 million common shares were issued to founders in exchange for $77 in cash, and contain certain restrictive provisions on transfer and ownership. Such shares may vote and are entitled to all rights and privileges of other common shareholders and are subject to vesting schedules based on elapsed time of service by the holder to the Company. The Company has the right to repurchase any unvested shares at cost should the shareholder cease providing continuous service to the Company. As of December 31, 2018, there were 2,245,833 shares remaining unvested.
During 2016, 800,000 common shares were issued to an investor in exchange for $100,000 in cash.
Convertible Preferred Stock
On November 3, 2016, the Company issued 4,074,251 shares of Series Seed Convertible Preferred Stock for proceeds of $2,646,146, net of costs of $74,530. Of the total Preferred shares issued, 3,468,512 shares were sold for cash totaling $2,550,050 at an issue price of $0.7352 per share. The remaining 605,739 shares were issued through the conversion of a convertible note issued in February 2016 for a total of $150,626 including principal and interest, or approximately $0.25 per share. The Company determined that a beneficial conversion feature valued at approximately $294,000 existed upon the conversion of the note. This amount was recorded as additional interest expense on the convertible note and as a credit to additional paid-in capital on the date of the conversion.
The Preferred shareholders have various rights and preferences as follows:
Voting
The holders of the Preferred are entitled to cast the number of votes equal to the number of whole shares of Common stock into which the shares of Preferred are convertible, subject to certain limitations.
Dividends
The Preferred shares have a 6% noncumulative dividend preference when and if dividends are declared by the board of directors. After the dividend preference is paid, the Preferred shareholders participate in dividends on a pari passu basis with the Common shareholders. No dividends have been declared or paid by the Company as of December 31, 2018.
Liquidation
Upon a liquidation event, the Preferred shareholders have a liquidation preference over the Common shareholders. The liquidation preference is the greater of the original issue price for the Preferred plus declared but unpaid dividends, or such amount per share as would be payable had all Preferred shares converted to Common prior to the liquidation event. If insufficient funds are available at the time of a liquidation to pay such liquidation preference in full, the Preferred shareholders shall share ratably in whatever proceeds are available in proportion to the respective amounts that would otherwise be payable were such shares paid in full. The original issue price of the Series Seed Preferred is $0.7352 per share.
Conversion
The holders of the Preferred shares have the right at any time to convert each such share into such number of shares of common stock as is determined by dividing the applicable original issue price for such shares by the conversion price per share. The initial conversion price per share shall be the original issue price per share. As of December 31, 2018, the Preferred conversion ratio to Common was 1:1.
Each share of Preferred shall automatically convert into shares of Common at the conversion price, then in effect upon the earlier of (a) the date specified by written consent or agreement of holders of at least a majority of the outstanding shares of Preferred, or (b) the closing of the sale of the Company’s Common stock in a firm commitment underwritten public offering registered under the Securities Act of 1933 on Form S-1, provided, however, that the aggregate proceeds to the Company exceed $50.0 million (Initial Public Offering or IPO).
Redemption
The Preferred shares are not redeemable.
Protective Provisions
At any time when at least 1,114,908 shares of Preferred are outstanding (subject to the appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred), the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent, or affirmative vote, of the holders of a majority of the Preferred shares: (i) effect any merger or consolidation or any other deemed liquidation event, or consent to any of the foregoing (ii) amend, alter or repeal any provision of the certificate of incorporation or bylaws of the Company; (iii) consummate any voluntary liquidation or dissolution of the Company or any reclassification or recapitalization of the outstanding capital stock of the Company; (iv) authorize, create or issue (by reclassification or otherwise) any new class or series of capital stock that is senior to or on a parity with any existing series of Preferred Stock in right of redemption, liquidation preference, voting or dividends as set forth in the restated certificate, as then in effect, or authorize, create or issue (by reclassification or otherwise) any equity or debt security convertible into or exercisable for any such new class or series of capital stock; (v) increase the authorized number of shares of common stock (or any series thereof) or preferred stock (or any series thereof); (vi) purchase or redeem (or permit any subsidiary to purchase or redeem) or payor declare any dividend or make any distribution on, any shares of capital stock of the Company other than (i) dividends or other distributions payable on the common stock solely in the form of additional shares of common stock and (ii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary) in connection with (A) the cessation of such employment or service or (B) the exercise of any contractual right of first refusal held by the Company over such stock, in either case at the lower of the original purchase price or the then-current fair market value thereof; (vii) increase the number of shares of Common Stock or Preferred Stock subject to issuance under any stock plan, agreement or arrangement for the benefit of Service Providers (an “Equity Plan”) or adopt any new Equity Plan; (viii) issue or guarantee any debt security, or permit any wholly owned subsidiary to issue or guarantee any debt security, if the aggregate indebtedness and guarantees of the Corporation and its wholly owned subsidiaries for borrowed money (other than intercompany indebtedness or ordinary course trade debt) and guarantees following such issuance or guarantee would exceed $500,000; (ix) consummate, or agree to enter into, any agreement regarding an asset transfer, a license of the Corporation’s intellectual property or an acquisition, in each case, where such agreement is outside the ordinary course of the Corporation’s business; (x) increase or decrease the authorized number of directors constituting the Board of Directors; or (xi) enter into any material contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers of the Corporation who have a material financial interest in such other corporation, partnership, association or other organization.

6.	STOCK-BASED COMPENSATION
In November 2016, the Company adopted the 2016 Equity Incentive Plan (the Plan) authorizing the Board of Directors to grant incentive stock options, non-statutory stock options, stock bonuses, and stock purchase rights to eligible participants for up to 1,553,722 shares of common stock. The Plan provides for the issuance of incentive and non-qualified stock options, and restricted and unrestricted stock awards to employees, directors, and consultants.
The Plan is administered by the Board of Directors, or a committee appointed by the Board of Directors, which determines the recipients and types of awards to be granted, as well as the number of shares subject to the awards, the exercise price, and the vesting schedules. The exercise price shall not be less than 100% of the fair value on the date of grant of a share of common stock for non statutory stock options and for incentive stock options. If the individual possesses more than 10% of the combined voting power of all classes of stock of the Company, the exercise price shall not be less than 110% of the fair market of a share of common stock on the date of grant.
In general, options granted to new employees vest 25% one year after the initial effective date of the grant and the remainder vest in equal monthly installments over the next 36 months. Vesting may be accelerated at the discretion of the Board of Directors. Stock options expire 10 years from the effective date of the grant. In the case of an incentive stock option granted to a participant who, at the time the option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, the term of the option will be five (5) years from the date of grant or such shorter term as may be provided in the option agreement.

Stock-based compensation cost related to options granted under the Plan for the year ended December 31, 2018 was $13,552, and is classified in the statement of operations as follows:

Research and development	$10,498
General and administrative	3,054
Total stock-based compensation	$13,552
Stock option activity
The activity under the Plan for the year ended December 31, 2018 is set forth below:

	Options Outstanding
	Shares Available for Grant	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term
Balance – January 1, 2018	1,094,811	458,911	$0.19	9.73

Granted	(99,400)	99,400	0.19
Exercised	-	-
Cancelled	-	-
Balance – December 31, 2018	995,411	558,311	$0.19	8.83
Vested and exercisable – December 31, 2018		185,494	$0.19	8.74
Vested and expected to vest
There was a total of approximately $32,570 of unrecognized employee compensation cost related to unvested stock options, which is expected to be recognized over a weighted-average period of approximately 2.60 years.
Further information about stock options outstanding as of December 31, 2018 is as follows:

	Options Outstanding			Options Exercisable Weighted
Range of Exercise Prices	Number of Shares Outstanding	Weighted-Average Remaining Contractual Term	Weighted-Average Exercise Price	Number of Shares Exercisable	Weighted-Average Exercise Price
$0.19-$0.22	558,311	8.83	$0.19	185,494	$0.19
The weighted-average grant date fair value per share of options granted under the Plan during the year ended December 31, 2018 was $0.10. The total fair value of options vested for the year ended December 31, 2018 was $13,882.
Determining Fair Value of Stock Options - The Company estimates the fair value of share-based compensation utilizing the Black-Scholes option-pricing model, which is dependent upon several variables , such as the expected option term, expected volatility of the Company’s stock price over the expected term, expected risk-free interest rate over the expected option term, and expected dividend yield rate over the expected option term. The Company believes this valuation methodology is appropriate for estimating the fair value of stock options granted to employees and directors that are subject to ASC 718, Share-based Payments requirements. These amounts are estimates and, thus, may not be reflective of actual future results, nor amounts ultimately realized by recipients of these grants. The Company recognizes compensation on a straight-line basis over the requisite vesting period for each award.
Expected Term - The expected term represents the period that the stock-based awards are expected to be outstanding. The Company uses the simplified method to determine the expected term for its option grants. The simplified method calculates the expected term as the average of the time to vest and the contractual life of the options. The Company uses the simplified method to determine its expected term because of its limited history of stock option activity.
Expected Volatility - The expected volatility is derived from the average historical stock volatilities of several comparable publicly listed peer companies over a period approximately equal to the expected term of the options as the Company has no trading history by which to determine the volatility of its own common stock.
Fair Value of Common Stock - The fair value of the Common underlying the stock options has historically been determined by the Company’s Board of Directors with assistance from third-party valuation specialists. Valuations performed by third-party valuation specialists were done contemporaneously and used the methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (AICPA Accounting and Valuation Guide). Because there has been no public market for the Company’s common stock, the Board of Directors has determined the fair value of common stock at the time of the options grant by considering a number of objective and subjective factors, including valuations of comparable companies, operating and financial performance, lack of liquidity of capital stock, and general and industry-specific economic outlook, amongst other factors. The fair value of the underlying common stock shall be determined by the Board of Directors until such time that the Company’s common stock is listed on an established stock exchange or national market system.
Expected Dividend - The expected dividend has been zero as the Company has never paid dividends and has no expectations to do so.
Risk-Free Interest Rate - The risk-free interest rate is based on the US Treasury yield curve in effect at the time of grant of zero-coupon US Treasury notes with maturities approximately equal to the expected term of the options.
A summary of the assumptions the Company utilized to record compensation expense for stock options granted during the year ended December 31, 2018, is as follows:

Expected term	6.06 years
Volatility	49.86%
Interest rate	2.65%
Dividend rate	0.00%
Nonemployee Stock-Based Compensation - The Company adopted ASU 2018-07 as part of these financial statements and as such awards granted to nonemployees are measured based on a fixed rate on their respective grant dates. Included in the total options granted during 2018 are 3,000 options granted to a nonemployee. The exercise price of the options granted is $0.22 and the fair value on date of grant was $0.11. The options vest monthly over 48 months. As of December 31, 2018, there were 135,311 shares included in total stock options outstanding that were granted to nonemployees, of which 69,824 shares have vested. The weighted-average exercise price per share was $0.19. The aggregate intrinsic value of the shares outstanding was $754 as of December 31, 2018 and the shares had a remaining contractual term of 8.76 years. Total compensation expense related to these shares was approximately $3,100 for the year ended December 31, 2018.

7.	COMMITMENTS AND CONTINGENCIES
Leases -The Company leases a facility in California, which includes office and laboratory space under a short term cancelable operating lease. The leased facility has an initial term of 90 days with successive auto-renewing 90 day terms unless either party provides notice.
Rent expense for the year ended December 31, 2018 was approximately $73,000.
Contingencies - From time to time, the Company may be involved in litigation relating to claims arising out of the Company’s operations in the normal course of business. There are no other proceedings in which any of our directors, officers, affiliates, or any registered or beneficial shareholder is an adverse party or has a material interest adverse to its interest.

8.	INCOME TAXES
For the year ended December 31, 2018, the Company recorded no income tax expense or benefit.
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and operating losses and tax credit carryforwards.
The tax effects of significant items comprising the Company’s deferred taxes as of December 31, 2018 are as follows:

Deferred tax assets:
Net operating losses carryforwards	$444,267
Accrued compensation	2,588
Research and development credit	36,154
Other	213

Gross deferred tax assets	483,222

Deferred tax liabilities:
Fixed asset basis	(2,392)

Total deferred tax liabilities	(2,392)
Valuation allowance	(480,830)

Net deferred taxes	$—
ASC 740 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Because of the Company’s recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a valuation allowance.
The valuation allowance increased by $238,739 during 2018.
The difference between the Company’s effective tax rate and the statutory rate is primarily driven by the valuation allowance taken against deferred income tax assets.

Statutory rate	21.00%
State tax	10.06%
R & D credits	-1.83%
Others	-0.05%
Change in valuation allowance	-29.18%
0.00%
Utilization of the net operating loss carryforwards may be subject to limitations due to the ownership change limitations provided by Section 382 of the Internal Revenue Code. Accordingly, the Company’s ability to utilize these carryforwards may be limited as a result of such ownership change.
The Company had federal and state net operating loss carryforwards of $813,071 and $1,640,401, respectively, as of December 31, 2018. These net operating losses will expire at various dates beginning in 2036 if not utilized. The Company also had federal net operating loss carryforwards generated through December 31, 2017 of $756,969 as of December 31, 2018, which can be carried forward indefinitely.

As of December 31, 2018, the Company had of $57,205 of state research and development credits which can be carried forward indefinitely. Additionally, as of December 31, 2018, the Company had unrecognized tax benefits of $9,038. Through December 31, 2019, the Company does not anticipate significant changes to its current uncertain tax positions. The Company recognizes interest and penalties related to income tax matters as a component of income tax expense. As of December 31, 2018, there was no accrued interest nor penalties related to uncertain tax positions.
The Company files U.S. federal and state income tax returns with varying statutes of limitations. The Company is subject to U.S. federal, state, and local examinations by tax authorities for all prior tax years. There are currently no income tax audits underway by U.S. federal and state tax authorities.

9.	SUBSEQUENT EVENTS
The Company has evaluated subsequent events for recognition and measurement purposes through June 20, 2019, which represents the date the financial statements were available to be issued.